Exhibit 99

Knight Transportation Reports Revenue and Net Income for the Second Quarter Ended June 30, 2011

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest truckload transportation companies, reported revenue and earnings for the second quarter ended June 30, 2011.

For the quarter, total revenue increased 23.2% to $228.5 million from $185.4 million for the same quarter of 2010.  Revenue before trucking fuel surcharge increased 17.4% to $182.4 million compared to $155.3 million in the second quarter of 2010.  Net income increased to $16.4 million in the second quarter from $15.8 million for the same quarter of 2010, a 3.3% increase. Net income per diluted share increased 4.7% to $0.20 compared to $0.19 for the same quarter of 2010.

Year-to-date, total revenue increased 18.2% to $415.0 million from $351.1 million for the same period of 2010.  Revenue before trucking fuel surcharge increased 12.6% to $332.9 million compared to $295.6 million for the same period of 2010.  For the first half of 2011 net income decreased 7.0% to $26.2 million from $28.2 million for the same period of 2010. Net income per diluted share decreased 6.5% to $0.31 compared to $0.33 for the same six-month period of 2010.

Escalating fuel prices continue to negatively impact operating results.  The U.S. National Average Diesel Fuel price per gallon for the second quarter increased 32.6% to $4.017 from $3.029 for the same period of 2010.  Truckload fuel surcharge programs overall are deficient in offsetting higher fuel costs.  These programs fail to consider fuel usage such as idle time, empty miles, and out of route miles driven.

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on June 3, 2011, paid on June 24, 2011.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

“The second quarter yielded positive results as we experienced strength in many of the truckload markets we serve.  Despite a difficult comparison to the robust freight market of the second quarter of 2010, we experienced year over year growth in revenue, revenue per mile, and miles per truck.  We are especially pleased with the revenue increase in our brokerage business.  We are committed to developing alternatives for our truckload customers across our multiple service offering. In the second quarter of 2011, revenue per tractor improved 4.1% while growing the average fleet count by 3.1% when compared to the same period in 2010.  The revenue per tractor improvement was driven by a 3.6% improvement in revenue per loaded mile and a 0.9% improvement in miles per tractor when compared to the same period in 2010.  Revenue per total mile improved 3.2%.

“Over the past several quarters, we have invested considerable resources toward developing a broad range of solutions for truckload customers across multiple service offerings and transportation modes.  Our objective is to be an industry leader in growth and profitability for each service and mode of truckload transportation we provide.  In our asset-based businesses we achieve this by operating with the lowest cost per mile while providing a premium level of service.  In our non-asset-based businesses our strategy is to leverage our existing network, customer relationships, and market teams to provide alternatives at a lower cost per transaction than our competitors.  We remain optimistic in our ability to continue to grow each of our businesses.

“On a consolidated basis, we produced an operating ratio (operating expenses, net of trucking fuel surcharge, as a percentage of revenue before trucking fuel surcharge) of 85.1% compared to 83.3% for the same quarter last year.  Our dry van business produced an operating ratio of 83.8% compared to 82.4% for the same quarter last year with 2.9% revenue growth, excluding fuel surcharge.  Our refrigerated business produced an operating ratio of 82.0% compared to 82.3% for the same quarter last year on 17.7% revenue growth, excluding fuel surcharge.  Our port services business (including rail drayage), produced an operating ratio of 88.1% compared to 89.9% for the same quarter last year on 18.0% revenue growth, excluding fuel surcharge.  Our brokerage business produced an operating ratio (total operating expense as a percentage of total revenue, including fuel surcharge) of 92.5% compared to 95.5% for the same quarter last year on 124.4% total revenue growth.  Our intermodal business continues to ramp up but did not provide meaningful revenue in the quarter.

“We continue to mitigate the effects of rising fuel expense by effectively managing our fuel miles per gallon with an intense focus on reducing idle time, managing out of route miles, and improving the driving habits of our driving associates.  We also continue to update our fleet with more fuel efficient 2010 US EPA emission engines and to install aerodynamic devices on our tractors and trailer blades on our trailers which lead to meaningful fuel efficiency improvements.

“Purchased transportation increased approximately 83.0%, reflecting significant growth in our brokerage operations as well as meaningful growth in our owner-operator fleet.  Purchased transportation primarily consists of payments to owner-operators, to third-party carriers in our brokerage operations, and to railroads for intermodal operations.  These payments generally take into account changes in diesel fuel prices.  The recipients of purchased transportation payments provide the revenue-generating assets and bear the investment.  Thus, this expense category reflects a more highly variable cost structure and lower capital investment than the expenses of our asset-based operations.  Purchased transportation represented approximately 17.3% of our total operating expenses excluding fuel surcharge in the second quarter of 2011, compared with approximately 11.9% in the second quarter of 2010.

“Driver availability remains tight across the industry, however, we feel well-positioned to source and develop high quality drivers.  Our recruiting effort is performing ahead of last year.  Our training and driver development programs, such as our Squire subsidiary, continue to enable us to source additional driving associates and develop them into Knight company drivers.

“Our combined fleet finished the quarter with 3,883 tractors compared to 3,772 last year.  This includes owner-operators which grew from 376 tractors to 465 tractors in the second quarter of this year, an increase of 23.7%.   We invested $31.1 million of net capital expenditures in the second quarter.  We estimate net capital expenditures to be in the range of $110 million for the year as we continue to refresh our fleet and add additional capacity.   The gain on sale increased to $1.5 million in the second quarter of 2011 from $1.2 million in the second quarter of 2010.  Our cash and short term investment balance at June 30, 2011 was $15.7 million.

“We continue to evaluate strategic growth and acquisition opportunities that will enhance the returns for our shareholders over time.  Subsequent to the second quarter we amended our existing line of credit to increase the maximum borrowing capacity from $50.0 million to $150.0 million. In this environment we feel well-positioned to capitalize on strategic opportunities to grow each of our businesses.

“In the second quarter of 2011 we purchased 3.4 million shares of our common stock.  We continue to evaluate the uses of our excess cash and borrowing capacity and may continue to repurchase our common stock.  We have returned $151.2 million to our shareholders in the form of quarterly and special cash dividends and stock repurchases in 2010 and the first half of 2011 while remaining debt free with $467.2 million of shareholders' equity.”

The company will hold a conference call on July 27, 2011 at 4:30 PM EDT, to further discuss its results of operations for the quarter ended June 30, 2011. The dial in number for this conference call is 1-866-837-9789. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investors.knighttrans.com/presentations, “Second Quarter 2011 Conference Call Presentation.”

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

INCOME STATEMENT DATA:	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited, in thousands, except per share amounts)

	2011	2010	2011	2010
REVENUE:
Revenue, before fuel surcharge	$182,350	$155,290	$332,850	$295,605
Fuel surcharge	46,133	30,118	82,107	55,493
TOTAL REVENUE	228,483	185,408	414,957	351,098

OPERATING EXPENSES:
Salaries, wages and benefits	55,856	52,381	106,791	100,164
Fuel expense - gross	60,079	43,975	109,778	84,210
Operations and maintenance	14,859	11,554	26,588	22,601
Insurance and claims	8,794	6,582	15,015	12,341
Operating taxes and licenses	3,893	3,567	7,605	6,618
Communications	1,396	1,386	2,721	2,712
Depreciation and amortization	18,351	17,965	36,825	35,931
Purchased transportation	34,801	19,018	60,240	35,804
Miscellaneous operating expenses	3,320	2,984	6,313	6,142
	201,349	159,412	371,876	306,523
Income From Operations	27,134	25,996	43,081	44,575

Interest income	462	504	807	939
Other income	-	(154)	8	663
Income Before Income Taxes	27,596	26,346	43,896	46,177
INCOME TAXES	11,120	10,538	17,565	18,025
Net Income	16,476	15,808	26,331	28,152
Net income attributable to noncontrolling interest	(118)	28	(117)	28
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$16,358	$15,836	$26,214	$28,180
Net Income Per Share
- Basic	$0.20	$0.19	$0.31	$0.34
- Diluted	$0.20	$0.19	$0.31	$0.33
Weighted Average Shares Outstanding
- Basic	82,785	83,499	83,275	83,427
- Diluted	83,307	84,418	83,882	84,272

BALANCE SHEET DATA:	06/30/11	12/31/10
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$15,672	$28,013
Short-term investments	-	24,379
Accounts receivable, net	95,408	78,479
Notes receivable, net	1,345	1,391
Related party notes and interest receivable	3,037	3,038
Prepaid expenses	8,627	8,514
Assets held for sale	3,217	4,132
Other current assets	7,464	4,717
Income tax receivable	-	6,914
Current deferred tax asset	4,434	5,671
Total Current Assets	139,204	165,248

Property and equipment, net	487,383	483,709
Notes receivable, long-term	4,126	4,246
Goodwill	10,304	10,313
Intangible assets, net	21	52
Other assets and restricted cash	13,772	13,419
Total Assets	$654,810	$676,987

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$14,424	$7,571
Accrued payroll and purchased transportation	10,212	6,547
Accrued liabilities	14,604	11,075
Claims accrual - current portion	13,614	13,843
Dividend payable - current portion	73	1,433
Total Current Liabilities	52,927	40,469

Claims accrual - long-term portion	10,189	10,168
Dividend payable - long-term portion	1,383	-
Deferred income taxes	123,113	118,886
Total Long-term Liabilities	134,685	129,054

Total Liabilities	187,612	169,523

Commitments and Contingencies

Common stock	804	837
Additional paid-in capital	130,498	126,975
Accumulated other comprehensive (loss)/income	(361)	7
Retained earnings	336,209	379,714
Total Knight Transportation Shareholders' Equity	467,150	507,533
Noncontrolling interest	48	(69)
Total Shareholders' Equity	467,198	507,464
Total Liabilities and Shareholders' Equity	$654,810	$676,987

OPERATING STATISTICS:
	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Average Revenue Per Tractor*	$40,849	$39,234	4.1%	$76,245	$74,489	2.4%

Non-paid Empty Mile Percent	10.5%	10.2%	2.9%	10.5%	10.5%	0.0%

Average Length of Haul	478	484	-1.2%	473	474	-0.2%

Operating Ratio**	85.1%	83.3%		87.1%	84.9%

Average Tractors - Total	3,871	3,753		3,875	3,756

Tractors - End of Quarter:
Company	3,418	3,396		3,418	3,396
Owner - Operator	465	376		465	376
	3,883	3,772		3,883	3,772

Trailers - End of Quarter	8,837	8,516		8,837	8,516

Net Capital Expenditures (in thousands)	$31,116	$32,109		$33,874	$45,321

Adjusted Cash Flow From Operations Excluding Change in Short-term Investments (in thousands) ***	$39,921	$24,587		$65,476	$56,770

* Includes dry van, refrigerated, and port services revenue excluding fuel surcharge, brokerage revenue, intermodal revenue, and other revenue.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period. Fuel surcharge earned by our non-asset brokerage business is now included in the main revenue line starting second quarter 2011.

*** Adjusted cash flow from operations of $39,921 for the quarter ended June 30, 2011 does not include $58,757 decrease in short-term trading investments, and adjusted cash flow from operations of $24,587 for the comparative quarter ended June 30, 2010 does not include $11,105 decrease in short-term trading investments. These are the reconciling items needed to tie back to cashflow from operations.

*** Adjusted cash flow from operations of $65,476 for the six-month period ended June 30, 2011 does not include $24,379 decrease in short-term trading investments, and adjusted cash flow from operations of $56,770 for the comparative six-month period ended June 30, 2010 does not include $25,701 increase in short-term trading investments. These are the reconciling items needed to tie back to cashflow from operations.

In the press release, we provided adjusted cash flow from operations excluding change in short-term investments.  The exclusion of the change in short-term investments is not in accordance with generally accepted accounting principles in the United States ("GAAP").  This non-GAAP financial measure is intended to supplement, but not substitute for, the most directly comparable GAAP measure.  We believe that the non-GAAP financial measure provides meaningful information to assist investors and analysts in understanding our financial results because it excludes an item that may not be indicative or is unrelated to our core operating results.  However, because non-GAAP financial measures are not standardized, investors are strongly encouraged to review our financial statements and publicly filed reports in their entirety and not rely on any single financial measure.  A reconciliation to the most closely-related GAAP measure is provided in the preceding paragraphs.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:      Dave Jackson, President and CFO, at (602) 269-2000

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